Exhibit 99.1

FOR IMMEDIATE RELEASE

Institutional Investors:
Peter Sands
W. P. Carey Inc.
212-492-1110
institutionalir@wpcarey.com

Individual Investors:
W. P. Carey Inc.
212-492-8920
ir@wpcarey.com

Press Contact:
Guy Lawrence
Ross & Lawrence
212-308-3333
gblawrence@rosslawpr.com

W. P. Carey Inc. Announces First Quarter 2020 Financial Results

New York, NY – May 1, 2020 – W. P. Carey Inc. (NYSE: WPC) (W. P. Carey or the Company), a net lease real estate investment trust, today reported its financial results for the first quarter ended March 31, 2020.

Total Company

•	Net income attributable to W. P. Carey of $66.1 million, or $0.38 per diluted share

•	AFFO of $216.5 million, or $1.25 per diluted share

•	Quarterly cash dividend raised to $1.04 per share, equivalent to an annualized dividend rate of $4.16 per share

•	2020 AFFO guidance withdrawn due to uncertainties related to COVID-19

Business Segments

Real Estate

•	Segment net income attributable to W. P. Carey of $100.9 million

•	Segment AFFO of $210.0 million, or $1.21 per diluted share

•	Investment volume of $255.8 million

•	Active capital investment projects of $192.7 million expected to be completed in 2020, of which $142.9 million remains to be funded

•	Gross disposition proceeds of $116.3 million

•	Portfolio occupancy of 98.8%

•	Weighted-average lease term of 10.7 years

Investment Management

•	Segment net loss attributable to W. P. Carey of $34.8 million

•	Segment AFFO of $6.5 million, or $0.04 per diluted share

•	CWI 1 and CWI 2 merger closed in April 2020

W. P. Carey Inc. 3/31/2020 Earnings Release 8-K – 1

Balance Sheet and Capitalization

•	Amended and restated existing unsecured credit facility, increasing capacity to $2.1 billion

COVID-19 Update – Summary

•	Overall collection rate of 95% for April rent due

•	Well-diversified portfolio with underweight exposure to retail (17% of ABR) and minimal exposure to fitness, movie theaters and restaurants (2% of ABR) at quarter end

•	Tenant base almost entirely comprises tenants that generated over $100 million in annual revenue or were government entities at quarter end

•
Over $1.7 billion of capacity available on the Company’s Senior Unsecured Credit Facility, limited near-term mortgage maturities through the end of 2021 and no unsecured debt maturities until 2023, at quarter end

•	The Company was well within its key financial covenants at quarter end

Note: Additional details regarding the Company’s update on COVID-19 can be found in the COVID-19 Update section of this press release as well as in a COVID-19 Update presentation furnished as Exhibit 99.3 of the Current Report on Form 8-K filed on May 1, 2020.

MANAGEMENT COMMENTARY

“While our first quarter results were largely unaffected by COVID-19 and our April rent collections were strong, we are cautious about the pandemic’s impact on the global economy,” said Jason Fox, Chief Executive Officer of W. P. Carey. “Where necessary, we’re proactively working with tenants to minimize rent disruptions, targeting value-creating opportunities whenever possible, supported by our cycle-tested asset management capabilities. We believe we're well-positioned for a range of environments ahead, given our balance sheet strength and the diversification within our portfolio.”

QUARTERLY FINANCIAL RESULTS

Revenues

•	Total Company: Revenues, including reimbursable costs, for the 2020 first quarter totaled $309.0 million, up 3.6% from $298.3 million for the 2019 first quarter.

•
Real Estate: Real Estate revenues, including reimbursable costs, for the 2020 first quarter were $294.6 million, up 4.4% from $282.2 million for the 2019 first quarter, due primarily to additional lease revenues from net acquisitions and rent escalations. Lease revenues and operating property revenues reflect the impact of the conversion of certain self-storage operating properties to net leases commencing June 1, 2019.

•
Investment Management: Investment Management revenues, including reimbursable costs, for the 2020 first quarter were $14.4 million, down 10.6% from $16.1 million for the 2019 first quarter, due primarily to lower structuring and other advisory revenues.

W. P. Carey Inc. 3/31/2020 Earnings Release 8-K – 2

Net Income Attributable to W. P. Carey

•
Net income attributable to W. P. Carey for the 2020 first quarter was $66.1 million, down 3.5% from $68.5 million for the 2019 first quarter. The Company recognized a net loss from Investment Management attributable to W. P. Carey during the 2020 first quarter, as compared to net income from Investment Management attributable to W. P. Carey during the 2019 first quarter, due primarily to impairment charges totaling $47.1 million recognized on the Company’s equity investments in CWI 1 and CWI 2 during the current year period. Net income from Real Estate attributable to W. P. Carey increased, due primarily to a deferred tax benefit of $37.2 million related to the Company’s investment in shares of a cold storage operator recognized during the current year period, the impact of net acquisitions, a higher aggregate gain on sale of real estate and lower interest expense, partly offset by impairment charges recognized during the current year period.

Adjusted Funds from Operations (AFFO)

•
AFFO for the 2020 first quarter was $1.25 per diluted share, up 3.3% from $1.21 per diluted share for the 2019 first quarter. AFFO from the Company’s Real Estate segment (Real Estate AFFO) increased, due primarily to the accretive impact of net acquisitions, rent escalations and lower interest expense, partly offset by the dilutive impact of shares issued through the Company’s ATM program in 2019. AFFO from the Company’s Investment Management segment declined, due primarily to receiving no distributions under the Company’s partnership interests in CWI 1 and CWI 2 during the 2020 first quarter as a result of the impact of COVID-19 on their operations, and lower structuring and other advisory revenues.

Note: Further information concerning AFFO and Real Estate AFFO, which are both non-GAAP supplemental performance metrics, is presented in the accompanying tables and related notes.

Dividend

•
As previously announced, on March 12, 2020 the Company’s Board of Directors declared a quarterly cash dividend of $1.04 per share, equivalent to an annualized dividend rate of $4.16 per share. The dividend was paid on April 15, 2020 to stockholders of record as of March 31, 2020.

COVID-19 UPDATE

Guidance

•	The Company has withdrawn its previous 2020 AFFO guidance due to significant uncertainty and economic disruption related to COVID-19.

Portfolio

•	The Company received substantially all contractual base rent that was due in March and 95% of contractual base rent that was due in April.

•	April collection rates by property type were:

Industrial	98%
Warehouse	93%
Office	96%
Retail	96%
Fitness, movie theaters and restaurants	1%
Self Storage (net lease)	100%
Other	97%

W. P. Carey Inc. 3/31/2020 Earnings Release 8-K – 3

•	April collection rates by geography were:

U.S.	96%
Europe	92%
Other	100%

•
The Company has a well-diversified portfolio with underweight exposure to retail properties, which represented 17% of ABR at quarter end, primarily from do-it-yourself stores and grocery, convenience or wholesale stores. Furthermore, the Company has minimal exposure to the most immediately impacted property types, with fitness centers, movie theaters and restaurants, in aggregate, representing 2% of ABR, and lodging (net lease) representing 2% of ABR.

•	97% of ABR at quarter end came from tenants that generate over $100 million in annual revenue or were government entities.

•
COVID-19 has created significant uncertainty and economic disruption, both in the near-term and potentially longer-term. The Company is closely monitoring the impact of COVID-19 on all aspects of its business, including how it will impact its tenants and properties. The Company continues to actively engage in discussions with its tenants regarding the impact of COVID-19 on their business operations, liquidity and financial position.

Note: Given the significant uncertainty regarding the duration and severity of the impact of COVID-19, the Company is unable to predict the impact COVID-19 will have on its tenants’ continued ability to pay rent. Therefore, information provided regarding historical rent collections should not serve as an indication of expected future rent collections.

Balance Sheet

•	The Company had $75 million outstanding on its $1.8 billion multi-currency revolving line of credit, at quarter end, which matures in 2025.

•	At quarter end, the Company had $111 million of non-recourse (mortgage) debt due in 2020 and $239 million due in 2021.

•	The Company’s next unsecured debt maturity is in 2023.

•	At quarter end, the Company had $143 million remaining to be funded for six capital investment projects currently expected to be completed during 2020.

•	The Company was well within the key financial covenants for both its senior unsecured notes and its senior unsecured credit facility, at quarter end.

Note: Additional details regarding the Company’s update on COVID-19 can be found in a COVID-19 Update presentation furnished as Exhibit 99.3 of the Current Report on Form 8-K filed on May 1, 2020.

BALANCE SHEET AND CAPITALIZATION

Senior Unsecured Credit Facility

•
As previously announced, on February 20, 2020, the Company amended and restated its senior unsecured credit facility, increasing the capacity under the facility to $2.1 billion. The facility comprises a $1.8 billion multi-currency revolving line of credit, a £150 million term loan and a €97 million delayed draw term loan, in each case maturing in five years.

W. P. Carey Inc. 3/31/2020 Earnings Release 8-K – 4

REAL ESTATE

Investments

•
During the 2020 first quarter, the Company completed investments totaling $255.8 million, consisting of three acquisitions for $189.0 million in aggregate and three completed capital investment projects at a total cost of $66.8 million.

•
As of March 31, 2020, the Company had nine capital investment projects outstanding for an expected total investment of approximately $319.9 million, of which six projects totaling $192.7 million are currently expected to be completed during 2020.

Dispositions

•	During the 2020 first quarter, the Company disposed of four properties for gross proceeds of $116.3 million, including one of its two hotel operating properties for gross proceeds of $114.5 million.

Composition

•
As of March 31, 2020, the Company’s net lease portfolio consisted of 1,215 properties, comprising 141.1 million square feet leased to 352 tenants, with a weighted-average lease term of 10.7 years and an occupancy rate of 98.8%. In addition, the Company owned 19 self-storage operating properties and one hotel operating property, totaling approximately 1.4 million square feet.

INVESTMENT MANAGEMENT

Merger of CWI 1 and CWI 2

•
The Carey Watermark Investors Incorporated (CWI 1) and Carey Watermark Investors 2 Incorporated (CWI 2) merger was approved by their stockholders on April 8, 2020 and closed on April 13, 2020, with CWI 2 as the surviving entity. In connection with the merger, the Company entered into an internalization agreement and a transition services agreement. Following the close of the merger, CWI 2 was renamed Watermark Lodging Trust, Inc., and the Company received 1,300,000 shares of CWI 2 preferred stock with a liquidation preference of $50.00 per share and 2,840,549 shares in CWI 2 common stock.

* * * * *

Supplemental Information

The Company has provided supplemental unaudited financial and operating information regarding the 2020 first quarter and certain prior quarters, including a description of non-GAAP financial measures and reconciliations to GAAP measures, in a Current Report on Form 8-K filed with the Securities and Exchange Commission (SEC) on May 1, 2020.

* * * * *

Live Conference Call and Audio Webcast Scheduled for 10:00 a.m. Eastern Time
Please dial in at least 10 minutes prior to the start time.

Date/Time: Friday, May 1, 2020 at 10:00 a.m. Eastern Time
Call-in Number: 1-877-465-1289 (U.S.) or +1-201-689-8762 (international)

Live Audio Webcast and Replay: www.wpcarey.com/earnings

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W. P. Carey Inc. 3/31/2020 Earnings Release 8-K – 5

W. P. Carey Inc.

W. P. Carey ranks among the largest net lease REITs with an enterprise value of approximately $16 billion and a diversified portfolio of operationally-critical commercial real estate that includes 1,215 net lease properties covering approximately 141 million square feet as of March 31, 2020. For over four decades, the company has invested in high-quality single-tenant industrial, warehouse, office, retail and self-storage properties subject to long-term net leases with built-in rent escalators. Its portfolio is located primarily in the U.S. and Northern and Western Europe and is well-diversified by tenant, property type, geographic location and tenant industry.

www.wpcarey.com

* * * * *

Cautionary Statement Concerning Forward-Looking Statements

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of W. P. Carey and can be identified by the use of words such as “may,” “will,” “should,” “would,” “assume,” “outlook,” “seek,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast” and other comparable terms. These forward-looking statements include, but are not limited to, statements made by Mr. Fox regarding the impact on our business, tenants and prospects in light of the outbreak of the novel coronavirus (“COVID-19”). These statements are based on the current expectations of the management of W. P. Carey. It is important to note that W. P. Carey’s actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other unknown or unpredictable risks or uncertainties, like the risks related to effects of pandemics and global outbreaks of contagious diseases or the fear of such outbreaks, like the current COVID-19 pandemic and those additional factors discussed in reports filed with the SEC by us under the heading “Risk Factors” could also have material adverse effects on future results, performance or achievements of W. P. Carey. Discussions of some of these other important factors and assumptions are contained in W. P. Carey’s filings with the SEC and are available at the SEC’s website at http://www.sec.gov, including Part II, Item 1A. Risk Factors in W. P. Carey’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and Part I, Item 1A. Risk Factors in W. P. Carey’s Annual Report on Form 10-K for the year ended December 31, 2019. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, W. P. Carey does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

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W. P. Carey Inc. 3/31/2020 Earnings Release 8-K – 6

W. P. CAREY INC.
Consolidated Balance Sheets (Unaudited)
(in thousands, except share and per share amounts)

	March 31, 2020	December 31, 2019
Assets
Investments in real estate:
Land, buildings and improvements (a)	$10,019,597	$9,856,191
Net investments in direct financing leases	844,945	896,549
In-place lease intangible assets and other	2,182,896	2,186,851
Above-market rent intangible assets	897,965	909,139
Investments in real estate	13,945,403	13,848,730
Accumulated depreciation and amortization (b)	(2,144,252)	(2,035,995)
Assets held for sale, net (c)	—	104,010
Net investments in real estate	11,801,151	11,916,745
Equity investments in the Managed Programs and real estate (d)	276,109	324,004
Cash and cash equivalents	220,929	196,028
Due from affiliates	39,051	57,816
Other assets, net	623,181	631,637
Goodwill	929,887	934,688
Total assets	$13,890,308	$14,060,918

Liabilities and Equity
Debt:
Senior unsecured notes, net	$4,323,063	$4,390,189
Unsecured term loans, net	289,725	—
Unsecured revolving credit facility	75,483	201,267
Non-recourse mortgages, net	1,433,372	1,462,487
Debt, net	6,121,643	6,053,943
Accounts payable, accrued expenses and other liabilities	479,408	487,405
Below-market rent and other intangible liabilities, net	202,508	210,742
Deferred income taxes	132,041	179,309
Dividends payable	181,632	181,346
Total liabilities	7,117,232	7,112,745

Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value, 450,000,000 shares authorized; 172,402,516 and 172,278,242 shares, respectively, issued and outstanding	172	172
Additional paid-in capital	8,712,244	8,717,535
Distributions in excess of accumulated earnings	(1,688,744)	(1,557,374)
Deferred compensation obligation	42,291	37,263
Accumulated other comprehensive loss	(295,018)	(255,667)
Total stockholders’ equity	6,770,945	6,941,929
Noncontrolling interests	2,131	6,244
Total equity	6,773,076	6,948,173
Total liabilities and equity	$13,890,308	$14,060,918
________

(a)	Includes $83.1 million of amounts attributable to operating properties as of both March 31, 2020 and December 31, 2019.

(b)
Includes $1.0 billion of accumulated depreciation on buildings and improvements as of both March 31, 2020 and December 31, 2019, and $1.1 billion of accumulated amortization on lease intangibles as of both March 31, 2020 and December 31, 2019.

(c)	At December 31, 2019, we had one hotel operating property classified as Assets held for sale, net, which was sold in January 2020.

(d)
Our equity investments in real estate joint ventures totaled $190.7 million and $194.4 million as of March 31, 2020 and December 31, 2019, respectively. Our equity investments in the Managed Programs totaled $85.4 million and $129.6 million as of March 31, 2020 and December 31, 2019, respectively.

W. P. Carey Inc. 3/31/2020 Earnings Release 8-K – 7

W. P. CAREY INC.
Quarterly Consolidated Statements of Income (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Revenues
Real Estate:
Lease revenues	$282,110	$274,795	$262,939
Lease termination income and other	6,509	12,317	3,270
Operating property revenues	5,967	9,250	15,996
	294,586	296,362	282,205
Investment Management:
Asset management revenue	9,889	9,732	9,732
Reimbursable costs from affiliates	4,030	4,072	3,868
Structuring and other advisory revenue	494	1,061	2,518
	14,413	14,865	16,118
	308,999	311,227	298,323
Operating Expenses
Depreciation and amortization	116,194	111,607	112,379
General and administrative	20,745	17,069	21,285
Impairment charges	19,420	6,758	—
Reimbursable tenant costs	13,175	12,877	13,171
Property expenses, excluding reimbursable tenant costs	10,075	9,341	9,912
Operating property expenses	5,223	8,000	10,594
Reimbursable costs from affiliates	4,030	4,072	3,868
Stock-based compensation expense	2,661	4,939	4,165
Subadvisor fees (a)	1,277	1,964	2,202
Merger and other expenses	187	(811)	146
	192,987	175,816	177,722
Other Income and Expenses
Interest expense	(52,540)	(53,667)	(61,313)
Equity in (losses) earnings of equity method investments in the Managed Programs and real estate	(45,790)	8,018	5,491
Gain on sale of real estate, net	11,751	17,501	933
Other gains and (losses) (b)	(4,423)	43,593	955
	(91,002)	15,445	(53,934)
Income before income taxes	25,010	150,856	66,667
Benefit from (provision for) income taxes	41,692	(21,064)	2,129
Net Income	66,702	129,792	68,796
Net income attributable to noncontrolling interests	(612)	(420)	(302)
Net Income Attributable to W. P. Carey	$66,090	$129,372	$68,494

Basic Earnings Per Share	$0.38	$0.75	$0.41
Diluted Earnings Per Share	$0.38	$0.75	$0.41
Weighted-Average Shares Outstanding
Basic	173,249,236	173,153,811	167,234,121
Diluted	173,460,053	173,442,101	167,434,740

Dividends Declared Per Share	$1.040	$1.038	$1.032
__________

(a)
Primarily comprised of fees paid to subadvisors for CWI 1 and CWI 2 prior to the close of the CWI 1 and CWI 2 merger on April 13, 2020. Refer to the Managed Programs Fee Summary section in Exhibit 99.2 of the Current Report on Form 8-K filed on May 1, 2020 for further information.

(b)
Amount for the three months ended March 31, 2020 is primarily comprised of net losses on foreign currency transactions of $(5.9) million, allowance for credit losses of $(5.5) million, realized gains on foreign currency exchange derivatives of $4.7 million, unrealized gains on our equity investment in CESH of $1.4 million and interest earned from bank deposits and on loans to affiliates of $0.5 million.

W. P. Carey Inc. 3/31/2020 Earnings Release 8-K – 8

W. P. CAREY INC.
Quarterly Reconciliation of Net Income to Adjusted Funds from Operations (AFFO) (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Net income attributable to W. P. Carey	$66,090	$129,372	$68,494
Adjustments:
Depreciation and amortization of real property	114,913	110,354	111,103
Impairment charges	19,420	6,758	—
Gain on sale of real estate, net	(11,751)	(17,501)	(933)
Proportionate share of adjustments to equity in net income of partially owned entities (a) (b)	50,477	2,703	4,424
Proportionate share of adjustments for noncontrolling interests (c)	578	(4)	(30)
Total adjustments	173,637	102,310	114,564
FFO (as defined by NAREIT) Attributable to W. P. Carey (d)	239,727	231,682	183,058
Adjustments:
Tax (benefit) expense – deferred and other (e) (f) (g)	(47,923)	12,874	(4,928)
Above- and below-market rent intangible lease amortization, net	11,780	17,037	15,927
Other (gains) and losses (h)	9,815	(38,196)	4,930
Straight-line and other rent adjustments (i)	(7,092)	(11,184)	(6,258)
Amortization of deferred financing costs	3,089	3,225	2,724
Stock-based compensation	2,661	4,939	4,165
Other amortization and non-cash items	408	546	567
Merger and other expenses	187	(811)	146
Proportionate share of adjustments to equity in net income of partially owned entities (a) (j)	3,895	1,908	1,461
Proportionate share of adjustments for noncontrolling interests (c)	(7)	(5)	(25)
Total adjustments	(23,187)	(9,667)	18,709
AFFO Attributable to W. P. Carey (d) (k)	$216,540	$222,015	$201,767

Summary
FFO (as defined by NAREIT) attributable to W. P. Carey (d)	$239,727	$231,682	$183,058
FFO (as defined by NAREIT) attributable to W. P. Carey per diluted share (d)	$1.38	$1.34	$1.09
AFFO attributable to W. P. Carey (d)	$216,540	$222,015	$201,767
AFFO attributable to W. P. Carey per diluted share (d)	$1.25	$1.28	$1.21
Diluted weighted-average shares outstanding	173,460,053	173,442,101	167,434,740

W. P. Carey Inc. 3/31/2020 Earnings Release 8-K – 9

W. P. CAREY INC.
Quarterly Reconciliation of Net Income from Real Estate to Adjusted Funds from Operations (AFFO) from Real Estate (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Net income from Real Estate attributable to W. P. Carey	$100,914	$124,333	$53,408
Adjustments:
Depreciation and amortization of real property	114,913	110,354	111,103
Impairment charges	19,420	6,758	—
Gain on sale of real estate, net	(11,751)	(17,501)	(933)
Proportionate share of adjustments to equity in net income of partially owned entities (a)	3,365	2,703	4,424
Proportionate share of adjustments for noncontrolling interests (c)	578	(4)	(30)
Total adjustments	126,525	102,310	114,564
FFO (as defined by NAREIT) Attributable to W. P. Carey – Real Estate (d)	227,439	226,643	167,972
Adjustments:
Tax (benefit) expense – deferred and other (e)	(37,956)	9,748	490
Above- and below-market rent intangible lease amortization, net	11,780	17,037	15,927
Other (gains) and losses (h)	10,973	(38,546)	3,929
Straight-line and other rent adjustments (i)	(7,092)	(11,184)	(6,258)
Amortization of deferred financing costs	3,089	3,225	2,724
Stock-based compensation	1,970	3,531	2,800
Other amortization and non-cash items	209	348	502
Merger and other expenses	(132)	(811)	146
Proportionate share of adjustments to equity in net (loss) income of partially owned entities (a)	(274)	202	115
Proportionate share of adjustments for noncontrolling interests (c)	(7)	(5)	(25)
Total adjustments	(17,440)	(16,455)	20,350
AFFO Attributable to W. P. Carey – Real Estate (d) (k)	$209,999	$210,188	$188,322

Summary
FFO (as defined by NAREIT) attributable to W. P. Carey – Real Estate (d)	$227,439	$226,643	$167,972
FFO (as defined by NAREIT) attributable to W. P. Carey per diluted share – Real Estate (d)	$1.31	$1.31	$1.00
AFFO attributable to W. P. Carey – Real Estate (d)	$209,999	$210,188	$188,322
AFFO attributable to W. P. Carey per diluted share – Real Estate (d)	$1.21	$1.21	$1.13
Diluted weighted-average shares outstanding	173,460,053	173,442,101	167,434,740
__________

(a)
Equity income, including amounts that are not typically recognized for FFO and AFFO, is recognized within Equity in earnings of equity method investments in the Managed Programs and real estate on the consolidated statements of income. This represents adjustments to equity income to reflect FFO and AFFO on a pro rata basis.

(b)	Amount for the three months ended March 31, 2020 includes non-cash other-than-temporary impairment charges totaling $47.1 million recognized on our equity investments in CWI 1 and CWI 2.

(c)	Adjustments disclosed elsewhere in this reconciliation are on a consolidated basis. This adjustment reflects our FFO or AFFO on a pro rata basis.

(d)	FFO and AFFO are non-GAAP measures. See below for a description of FFO and AFFO.

(e)
Amount for the three months ended March 31, 2020 includes a non-cash deferred tax benefit of $37.2 million as a result of the release of a deferred tax liability relating to our investment in shares of a cold storage operator, which converted to a REIT during that period and is therefore no longer subject to federal income taxes.

(f)
Amount for the three months ended March 31, 2020 includes a one-time tax benefit of $7.2 million as a result of carrying back certain net operating losses in accordance with the CARES Act, which was enacted on March 27, 2020.

(g)	Amount for the three months ended March 31, 2019 includes a current tax benefit, which is excluded from AFFO as it was incurred as a result of the CPA:17 Merger.

(h)
AFFO amount for the three months ended March 31, 2020 is primarily comprised of losses from foreign currency movements of $(5.9) million, allowance for credit losses of $(5.5) million and gain on marketable securities of $1.1 million. Real Estate AFFO amount for the three months ended March 31, 2020 is primarily comprised of losses from foreign currency movements of $(5.9) million and allowance for credit losses of $(5.5) million.

(i)
Amount for the three months ended March 31, 2020 includes straight-line rent write-offs totaling $3.1 million, based on a collectibility analysis. Amount for the three months ended December 31, 2019 includes an adjustment to exclude $6.2 million of non-cash lease termination revenue, which will be collected and reflected within AFFO over the remaining master lease term.

(j)	For the first quarter of 2020, this adjustment includes dividends received from CWI 1 and CWI 2 in place of our pro rata share of net income from our ownership of shares of CWI 1 and CWI 2.

(k)	Substantially all contractual base rent recognized within AFFO during the three months ended March 31, 2020 has been collected as of May 1, 2020.

W. P. Carey Inc. 3/31/2020 Earnings Release 8-K – 10

Non-GAAP Financial Disclosure

Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts, Inc. (NAREIT), an industry trade group, has promulgated a non-GAAP measure known as FFO, which we believe to be an appropriate supplemental measure, when used in addition to and in conjunction with results presented in accordance with GAAP, to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental non-GAAP measure. FFO is not equivalent to, nor a substitute for, net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as restated in December 2018. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property, impairment charges on real estate, gains or losses on changes in control of interests in real estate and depreciation and amortization from real estate assets; and after adjustments for unconsolidated partnerships and jointly owned investments. Adjustments for unconsolidated partnerships and jointly owned investments are calculated to reflect FFO.

We also modify the NAREIT computation of FFO to adjust GAAP net income for certain non-cash charges, such as amortization of real estate-related intangibles, deferred income tax benefits and expenses, straight-line rent and related reserves, other non-cash rent adjustments, allowance for credit losses, stock-based compensation, non-cash environmental accretion expense and amortization of deferred financing costs. Our assessment of our operations is focused on long-term sustainability and not on such non-cash items, which may cause short-term fluctuations in net income but have no impact on cash flows. Additionally, we exclude non-core income and expenses, such as gains or losses from extinguishment of debt and merger and acquisition expenses. We also exclude realized and unrealized gains/losses on foreign currency exchange transactions (other than those realized on the settlement of foreign currency derivatives), which are not considered fundamental attributes of our business plan and do not affect our overall long-term operating performance. We refer to our modified definition of FFO as AFFO. We exclude these items from GAAP net income to arrive at AFFO as they are not the primary drivers in our decision-making process and excluding these items provides investors a view of our portfolio performance over time and makes it more comparable to other REITs that are currently not engaged in acquisitions, mergers and restructuring, which are not part of our normal business operations. AFFO also reflects adjustments for unconsolidated partnerships and jointly owned investments. We use AFFO as one measure of our operating performance when we formulate corporate goals, evaluate the effectiveness of our strategies and determine executive compensation.

We believe that AFFO is a useful supplemental measure for investors to consider as we believe it will help them to better assess the sustainability of our operating performance without the potentially distorting impact of these short-term fluctuations. However, there are limits on the usefulness of AFFO to investors. For example, impairment charges and unrealized foreign currency losses that we exclude may become actual realized losses upon the ultimate disposition of the properties in the form of lower cash proceeds or other considerations. We use our FFO and AFFO measures as supplemental financial measures of operating performance. We do not use our FFO and AFFO measures as, nor should they be considered to be, alternatives to net income computed under GAAP, or as alternatives to net cash provided by operating activities computed under GAAP, or as indicators of our ability to fund our cash needs.

W. P. Carey Inc. 3/31/2020 Earnings Release 8-K – 11